Exhibit 23.7

KPMG LLP

811 Main Street

Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-266465) on Form S-1 of ProFrac Holding Corp. of our report dated March 22, 2023, with respect to the consolidated financial statements of Flotek Industries, Inc., which report appears in the Form 10-K of ProFrac Holding Corp. dated March 15, 2024.

/s/ KPMG LLP

Houston, Texas

March 19, 2024